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                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 23rd day of July, 2001 (the "Signing Date"), by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Stephen W. Lilienthal ("Executive");





                                   WITNESSETH:

         WHEREAS, the Company wishes to employ Executive as President & Chief Executive Officer, Property and Casualty Operations, with senior management level responsibility for all property and casualty operations for the Company's principal business units and subsidiaries (said business units and subsidiaries being hereinafter referred to as the "CNA Companies"): and

         WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms of their future employment relationship as set forth below;

         NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

         1. EMPLOYMENT TERM. The Company and Executive agree that the Company shall employ Executive to perform the duties of President & Chief Executive Officer, Property and Casualty Operations for the period commencing on the Signing Date and ending on July 31st, 2004, or such earlier date as of which Executive's employment is terminated in accordance with Section 6 hereof. The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, and 14 shall survive the term of Executive's employment.

         2. DUTIES OF EXECUTIVE.

         (a) Executive shall assume the duties and responsibilities of President & Chief Executive Officer, Property and Casualty Operations as defined and directed by CNA's Chairman and Chief Executive Officer (hereinafter "Chairman"). The Company agrees to propose Executive for election to the CNA Financial Corporation Board of Directors at the Company's August 1, 2001 Board meeting. Executive may also be elected to and shall serve as a member of the Board of

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Directors of one or more of the CNA Companies, and if so elected Executive agrees to serve on such boards in such capacity without additional compensation; provided that nothing in this Agreement shall require that the shareholders of any company elect Executive to its board of directors.

         (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of President & Chief Executive Officer, Property and Casualty Operations, as well as such other specific duties and responsibilities not inconsistent with Executive's such titles, offices, status and responsibilities as the Chairman shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not during the term of his employment, without the prior written consent of the Chairman, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or the CNA Companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the reasonable judgment of the Chairman, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

         3. COMPENSATION.

         (a) The Company or its subsidiaries shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary at a rate of no less than $700,000.00, payable not less frequently than monthly (the "Base Compensation"). At the discretion of the Chairman such salary rate may be increased annually as of each March occurring during the term of the Agreement, beginning with March 2002, based on market considerations, responsibilities and performance. In no event shall Executive's salary rate be reduced to an amount that is less than $700,000.00, or after any increase in Base Compensation hereafter to an amount that is less than such increased amount that he was previously receiving, without Executive's written consent. In addition, Executive shall receive a hiring bonus in the amount of $600,000.00, payable within 30 days after his date of hire.



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         (b) The Executive shall be entitled to participate in the CNA Financial
Corporation 2000 Incentive Compensation Plan. The Executive's target award thereunder shall be no less than the rate of 71 percent of his base compensation as of July 23, 2001. In no event shall the target bonus be reduced without the Executive's written consent. The award shall be payable in accordance the terms of the Plan as set forth in the applicable CNA Financial Corporation 2000 Incentive Compensation Plan documents; however, the 2001 award under said Plan will be prorated and paid in March, 2002 with a guaranteed minimum award of $350,000.00, subject to the approval of the Incentive Compensation Committee.

         (c) Subject to the approval of the Incentive Compensation Committee, Executive shall be awarded a special stock option grant of 75,000 shares of CNA Financial Corporation stock and a special stock grant of restricted shares of CNA Financial Corporation stock, pursuant to the terms and conditions set forth in the attached Addendum (the "Addendum,"), which is incorporated by reference into this Agreement.

         (d) Executive shall additionally be awarded a targeted stock option grant of 25,000 to 30,000 shares of CNA Financial Corporation stock annually pursuant to the terms and provisions set forth in the Addendum.

         (e) In the event the Executive is or becomes a proxy-named executive, the Company may defer the payment of all compensation to which Executive is entitled hereunder or otherwise to enable it to comply with Section 162(m) of the Internal Revenue Code or any successor provision with respect to deductibility of executive compensation. All deferred compensation will be credited to the Executive's SES-CAP account and shall be subject to the terms thereof.

         (f) Executive's pensionable earnings under the CNA Savings & Capital Accumulation Plan ("S-CAP") and the CNA Supplemental Savings & Capital Accumulation Plan ("SES-CAP") will be calculated as specified in the plan documents.

         4. OTHER BENEFITS. Executive shall be entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, vacation pay, health and major medical insurance, dental insurance, life insurance, long-term disability insurance, both qualified and supplemental savings plans, and long-term incentive compensation plans, and to receive all fringe benefits and perquisites made available to Grade 96 employees of the Company, including but not limited to club memberships ($10,000.00).

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annually and a $10,000 one-time initiation fee). Executive's entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof; however, notwithstanding the foregoing, in the event of termination of employment, Executive's severance entitlement shall be determined solely in accordance with Section 6 hereof.

         5. EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time for its senior executives. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures. The Company shall promptly reimburse Executive for all reasonable professional expenses incurred in connection with the negotiation and preparation of this Agreement.

         6. TERMINATION OF EMPLOYMENT. If Executive's employment with the Company shall terminate during the term of this Agreement, the following conditions set forth herein shall apply with respect to the Executive's compensation and benefits hereunder. Either party may terminate Executive's employment with the Company during the term of this Agreement by written notice to the other party effective as of the date specified in such notice and Executive's employment shall automatically terminate in the event of Executive's death. Upon termination of Executive's employment during the term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. All payments made hereunder shall be subject to applicable withholding required by federal, state or local law and shall be made either to Executive or to his personal representatives, heirs or beneficiaries as the case may be. In the event of Executive's termination during the term of this Agreement, unless otherwise specified in this Agreement, Executive's rights, if any, under any of the Company's retirement, savings, benefit, pension, incentive or other plans of any nature shall be governed by the terms of such plans.

         6.1 DEATH AND DISABILITY. In the event of the death of Executive or, at the Company's election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it had not already terminated, Executive's employment shall terminate; provided, however, that:


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         (a) The Company shall pay to Executive or his personal representatives, heirs or beneficiaries as the case may be, his ("Accrued Obligations"): (i) unpaid Base Compensation at the rate in effect at the time of notice of termination and current year's target CNA Financial Corporation 2000 Incentive Compensation Plan bonus prorated to the date of termination; (ii) any previous year's earned but not paid CNA Financial Corporation 2000 Incentive Compensation Plan bonus or other earned and unpaid incentive cash compensation; and (iii) unused vacation time, unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable Company plan or program accrued prior to the date of the date of termination.

         (b) For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of Executive which, as determined by an independent physician selected by the Company after consultation with Executive (or, if Executive is incapable of consulting with the Company, with Executive's personal physician), based on all available medical information, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder.

         6.2 TERMINATION FOR CAUSE BY THE COMPANY. In the event that Executive shall engage in any conduct which the Chairman shall determine to be CAUSE, he shall be subject to termination forthwith. For purposes of this Agreement, Cause shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) any conduct which is inconsistent with the dignity and character of an executive of the Company; (iii) a substantial breach of any material provision of this Agreement; (iv) a willful or reckless material misconduct in the performance of the Executive's duties; or (v) the habitual neglect of duties; provided, however, that for purposes of clauses (iv) and (v), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled). If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

         Upon terminating the Executive for cause, other than paying the Executive within 30 days of such termination his Accrued Obligations, the Company shall have no further obligations


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under this Agreement. In the event of termination for Cause, Executive agrees to be bound by the covenants set forth herein effective as of the termination date.

         6.3 TERMINATION BY THE COMPANY WITHOUT CAUSE/TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event Executive's employment is terminated by the Company for any reason not described in subsections 6.1 and 6.2, or in the event Executive terminates his employment for GOOD REASON, as defined herein,


         (a) The Company shall pay to Executive a severance consisting of the sum of: (i) two times the Executive's annual Base Compensation in effect at the time of such termination (without regard for any reduction in such Base Compensation that constitutes Good Reason for such termination); and (ii) two times Executive's current CNA Financial Corporation 2000 Incentive Compensation Plan target bonus. In addition, the special stock grants described in subsection 3(c) and all subsequent stock option grants shall vest as provided for in the Addendum. The Company shall have no further obligations under this Agreement. The severance shall be paid in 24 equal monthly installments following such termination. The Company shall also pay the Executive within 30 days of his termination his Accrued Obligations. Executive agrees to be bound by the covenants set forth herein effective as of the termination date. In addition, Executive shall continue to participate in such health insurance plans in which he is enrolled throughout the 24-month term of the payments set forth in this subsection 6.3(a), as if he were still employed by the Company, said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled.

         (b) Good Reason as set forth herein is defined as, without the Executive's consent: (i) a reduction in the rate of Executive's Base Compensation or annual incentive target compensation set forth at subsection 3(b); (ii) the assignment to Executive of any duties inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Signing Date, or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities; (iii) any reduction in any benefits provided under Section 4 or a material diminution under the expense reimbursement policies of the Company provided under Section 5 of this Agreement, that is not generally applicable to all similarly situated executives of the Company; (iv) a substantial breach of any material provision of this Agreement by the Company; (v) the Company's requiring Executive to be based at any office or location that is more than 35 miles from his office or location in Chicago, Illinois, as of the hire date; (vi) the failure to appoint, elect or reelect or otherwise maintain Executive as a director of CNA Financial Corporation


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Board of Directors; or (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; provided, however, that for purposes of clauses (i), (ii) and (iii), the Company shall have ten (10) calendar days after the date that written notice has been given to the Company by Executive of such Good Reason in which to cure such conduct not engaged in by the Company in bad faith.

         6.4 VOLUNTARY RESIGNATION BY EXECUTIVE. In the event that Executive's employment is terminated by Executive other than pursuant to Good Reason under subsection 6.3 or other than as a direct result of his death or Permanent Disability (as described in subsection 6.1), other than paying the Executive within 30 days of such termination his Accrued Obligations, the Company shall have no further obligations under this Agreement. Executive agrees to be bound by the covenants set forth herein effective as of the termination date.

         6.5 FAILURE TO EXTEND AGREEMENT.

         (a) Following July 31, 2004, if the Company terminates Executive's employment for any reason other than for cause (in the case of a termination for cause, subsection 6.2 shall apply), or if the Company and Executive, after good faith negotiations, have not mutually agreed to the terms of, and entered into a new agreement prior to July 31, 2004, Executive's employment shall terminate on July 31, 2004 (or such later date as provided at subsection 6.5(b)). Upon the termination of Executive's employment pursuant to this subsection 6.5(a), the Company shall pay Executive severance consisting of: (i) one-half of Executive's then current annual Base Compensation; and (ii) one-half of Executive's then current annual CNA Financial Corporation 2000 Incentive Compensation Plan target bonus. The severance shall be paid in six equal monthly installments following such termination. In addition, the special stock grants described in subsection 3(c) and all subsequent stock option grants shall vest as provided for in the Addendum. The Company shall also pay the Executive within 30 days of his termination his Accrued Obligations. In addition, Executive shall continue to participate in such health insurance plans in which he is enrolled for twelve
(12) months after the date of his termination, as if he were still employed by the Company, said participation to run concurrently with any period of COBRA coverage to which Executive may be entitled.

         (b) On any date from January 1, 2004 through March 1, 2004 (the "Offer Date"), the Company may offer to Executive in writing an extension of the period of Executive's

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employment under this Agreement or a new Agreement in principle with Executive, in either case commencing July 31, 2004, having a term of employment of no less than twelve (12) months and on terms no less favorable to Executive than the terms in effect immediately prior to the Offer Date. If accepted by Executive, the applicable dates under this subsection 6.5 shall be adjusted in accordance with the term of such an extension. If the Company does not make such written offer to Executive on or before the Offer Date, then Executive's employment shall terminate on July 31, 2004 and Executive shall receive all amounts and benefits set forth in subsection 6.5(a) unless Executive shall otherwise agree; provided, such termination date shall be postponed by one (1) day following July 31, 2004 for each day elapsing after January 31, 2004 through the Offer Date.

         (c) Notwithstanding the foregoing, if Executive's employment with the Company terminates following Executive's rejection of such an offer made on or before the Offer Date pursuant to subsection 6.5(b) or if Executive voluntarily resigns during the period from the Offer Date through July 31, 2004 (except for Good Reason), then his employment shall be treated as having been terminated in accordance with subsection 6.4 (relating to voluntary resignation), and the sole payments to which he may be entitled shall be governed by said subsection.

         6.6 NO OFFSET, NO MITIGATION. Except as provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

         7. CONFIDENTIALITY. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of his employment which relates to (a) the Company and/or any other business or entity in which the Company during the course of the Executive's employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; (b) the Company's customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment Executive shall return all confidential information to the


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Company, whether it exists in written, electronic, computerized or other form.
Notwithstanding the foregoing provisions of this Section 7, the Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the course of his employment with the Company, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes he is so required to make such disclosure or use he will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company's interests and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use, or (iii) with the prior written consent of the Company.

         8. "CONFIDENTIAL INFORMATION" DEFINED. For purposes of this Agreement "confidential information" includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or other entities as described in Section 7 above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

         9. COMPETITION. Executive hereby agrees that, while he is employed by the Company, and for the balance of the term under Section 1 of this Agreement following the date of his termination of employment with the Company due to voluntary resignation by Executive as set forth in subsection 6.4 ("Restriction Period"), he will not, directly or indirectly, without the prior written approval of the Chairman, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that for the duration of the Restriction Period is engaged in the business of property and casualty insurance (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the Chairman will reasonably determine whether a business or other entity constitutes a "Competitor" for purposes of this Section 9; provided that the Chairman may require Executive to provide such information as the


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Chairman determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Chairman may determine.

         10. SOLICITATION. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for the reasons set forth in subsections 6.2, 6.3 and 6.4, and for a period of 12 months following his termination of employment with the Company for the reasons set forth in subsection 6.5(a), he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company.

         11. NON-INTERFERENCE. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for the reasons set forth in subsections 6.2, 6.3, and 6.4, and for a period of 12 months following his termination of employment with the Company for the reasons set forth in subsection 6.5(a), he will not disturb or attempt to disturb any business relationship or agreement between either the Company or an Affiliate and any other person or entity.

         12. ASSISTANCE WITH CLAIMS. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 60 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to provide reasonable compensation, in advance, including, without limitation, transportation, lodging and meals expenses, and a reasonable stipend for his time of not less than $2,700 per day to Executive for such assistance.

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         13. RETURN OF MATERIALS. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

         14. SCOPE OF COVENANTS.

         (a) The Executive acknowledges that: (a) as a senior executive of the Company he had access to confidential information concerning not only the business segments for which he may have been responsible (an outline summary of which appears in the Company's Form 10K filed with the Securities and Exchange Commission) but the entire range of businesses in which the Company was engaged;
(b) that the businesses segments for which he may have been responsible and the Company's businesses are conducted nation-wide; and (c) that the Company's confidential information, if disclosed or utilized without its authorization would irreparably harm the Company in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and
(iv) other ways arising out of the conduct of the businesses in which the Company is engaged.

         (b) To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (i) the scope of this agreement be nation-wide; (ii) its breadth include the entire property casualty industry, and, subject to Section 9 hereof, where the Company believes appropriate, the entire insurance industry; and (iii) the duration of the restrictions upon the Executive be as indicated therein.

         (c) The Executive acknowledges that the Company's customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Executive agrees that neither any of the provisions in this Agreement nor the Company's enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the Company's legitimate

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business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Executive agrees that his actual or threatened breach of the covenants set forth in Sections 7 through 13 above would cause the Company irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Executive agrees that if bond is required in order for the Company to obtain such relief, if need only be in a nominal amount. The Executive consents to the filing of any such suit against him in the state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.

         (d) If he has not already done so Executive agrees to continue to be bound by and to execute the Company's Confidentiality, Computer Responsibility and Professional Certification Agreement, a copy of which is attached hereto and incorporated by reference herein.

         (e) For purposes of Sections 7 through 14 hereof, the "Company" shall include the "CNA Companies", as well.

         15. EFFECT OF COVENANTS. Nothing in Sections 7 through 14 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections.

         16. INDEMNIFICATION. The Company agrees Executive shall be entitled to indemnification as provided for, and pursuant to the terms of, Article X of its Corporate by-laws, a copy of which is attached hereto.

         17. REVISION. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.


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         18. SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

         19. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company's business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

         20. CONTROLLING LAW; JURISDICTION. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to conflict of laws principles).

         21. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto. In the case of any conflict between the terms of this Agreement (the "Terms") and the provisions of any plan, policy, or practice of the Company, or agreement or award thereunder, as in effect from time to time (the "Provisions"), Executive's rights or the Company's obligations shall be established by whichever of the Terms or Provisions would be more beneficial to Executive. If the choice between the Terms or the Provisions is unclear at the time such choice must be made, the Executive may, in his sole discretion, choose to be treated under either the Terms or the Provisions.

         22. ADDITIONAL DOCUMENTS. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.


         23. INCORPORATION. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

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

         24. FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of this Agreement.

         25. SURVIVAL. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive's employment with the Company.

         26. HEADINGS. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

         27. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

         (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

         (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

         (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

If to the Company:


         CNA Financial Corporation
         CNA Plaza
         Chicago, IL 60685
         Attn: Corporate Secretary




If to Executive:


         Stephen W. Lilienthal
         2635 North Mildred
         Chicago, IL 60614

or to such other address as either party shall furnished to the other party in writing in accordance with the provisions of this Section 27.

         28. GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.


         29. ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 29, the arbitration shall be conducted in accordance with the rules for resolution of employment disputes of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 29 shall not be construed to limit the Company's right to obtain relief under Section 14 with respect to any matter or controversy subject to Section 14 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

         30. SECTION 280G GROSS-UP. If Executive becomes entitled to any payments or benefits (collectively, "Payments") whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) which Payments are subject to the tax imposed by Section 4999 or any successor provision of the Internal Revenue Code of 1986, as amended, or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Executive an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on the Payments, (ii) any federal, state and local income or employment tax and Excise Tax upon the Payment, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Signing Date.

CNA FINANCIAL CORPORATION



By: _____________________________________


Title: __________________________________





_________________________________________
Stephen W. Lilienthal

                                   ADDENDUM TO

                              EMPLOYMENT AGREEMENT

                   GRANT OF OPTION AND RESTRICTED STOCK RIGHTS

         THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made as of even date with the Employment Agreement to which it is attached and into which it is incorporated (the "Agreement"), by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Stephen W. Lilienthal (the "Executive");

                                   WITNESSETH:

         WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms and conditions for the granting of certain option and restricted stock rights as set forth below;

         NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants in the Agreement and in this Addendum, the parties hereto agree as follows:

         1. OPTION TO PURCHASE STOCK. Upon execution of the Agreement and this Addendum by both parties and in the event of approval by the Incentive Compensation Committee of the Company's Board of Directors as provided herein, the Executive shall be granted the option to purchase 75,000 shares (the "Option Stock") of the common stock of CNA Financial Corporation (the "Option"). For purposes of considering such approval, the Company shall take up such consideration at the next scheduled meeting of said Incentive Compensation Committee after this Agreement and Addendum are fully executed. For all purposes of this Agreement and Addendum, the Grant Date shall be August 31, 2001, so long as such meeting of said Incentive Compensation Committee and such approval, if given, occur prior to such Grant Date. The Executive's right to purchase the Option Stock pursuant to this provision shall accrue as described in the vesting period provision set forth at Section 3 below (the "Vesting Period"). The Executive may exercise such Option at any time prior to the tenth anniversary of the date of execution of the Agreement. The Executive's exercise of all Option rights shall be effected in accordance with the terms of the CNA Financial Corporation 2000 Incentive

Compensation Plan (the "Plan"). Executive's rights with respect to all shares that are the subject of this provision shall be governed by the terms of the Plan.

         2. RESTRICTED STOCK. Upon execution of the Agreement and this Addendum by both parties and in the event of approval by the Incentive Compensation Committee of the Company's Board of Directors as provided herein, Executive shall upon the Grant Date be granted rights as set forth herein to shares of common stock of the Company which shall bear a restricted transfer legend (the "Restricted Stock"), subject to the provisions as to the Vesting Period set forth hereinbelow pursuant to the Plan. For purposes of considering such approval, the Company shall take up such consideration at the next scheduled meeting of said Incentive Compensation Committee as referenced in Section 1 of this Addendum. The number of shares of Restricted Stock Executive shall receive shall be determined by Company as follows: the number seven hundred eighty thousand (780,000) shall be divided by the Fair Market Value (as that term is defined in the Plan) on the Grant Date of a single share of the Company's common stock, and the quotient shall be the number of Restricted Shares. Executive shall be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable after the Grant Date, payment of which shall be deferred during the Vesting Period in respect of each such Restricted Share (as described below); provided, however, that no dividends shall be payable to or for the benefit of Executive for shares of Restricted Stock with respect to record dates occurring prior to the Vesting Date if prior to such Vesting Date Executive has forfeited those shares of Restricted Stock. All rights of Executive with respect to the Restricted Stock shall be subject to the terms of the Plan. The grant of Restricted Stock described in this Section and Executive's compensation as described in the Agreement shall be subject to all applicable federal and/or state withholding requirements as determined by the Company.

         3. VESTING PERIOD.

         (a) With respect to all shares of Option Stock and Restricted Stock which are the subject of the rights and/or Option(s) described in the provisions set forth above, the Vesting Period shall begin on the Grant Date. The Vesting Period with respect to each installment shown on the schedule shall end on the Vesting Date applicable to such installment:

          ------------------------------------------- --------------------------------------------------------
                                                                    VESTING DATE APPLICABLE
                          INSTALLMENT                                    TO INSTALLMENT

          ------------------------------------------- --------------------------------------------------------

          (a)  One quarter of total Restricted
               Stock determined as indicated in
               Paragraph 2                                                 July 31, 2002

          (b)  18,750 Shares of Option Stock
          ------------------------------------------- --------------------------------------------------------
          (c)  One quarter of total Restricted
               Stock determined as indicated in
               Paragraph 2                                                 July 31, 2003

          (d)  18,750 Shares of Option Stock
          ------------------------------------------- --------------------------------------------------------
          (e)  One quarter of total Restricted
               Stock determined as indicated in
               Paragraph 2                                                 July 31, 2004

          (f)  18,750 Shares of Option Stock
          ------------------------------------------- --------------------------------------------------------
          (g)  One quarter of total Restricted
               Stock determined as indicated in
               Paragraph 2                                                 July 31, 2005

          (h)  18,750 Shares of Option Stock
          ------------------------------------------- --------------------------------------------------------




         (b) In the event of a termination of the Executive's employment by the Company that (a "Triggering Termination"): (i) is without cause as described in
Section 6.3 of the Agreement; or (ii) is a termination by the Executive for Good Reason as defined in Section 6.3(b) of the Agreement; or (iii) occurs because on or before the Offer Date (as defined in the Agreement) the Company fails to extend or renegotiate this Agreement with Executive at expiration having a term of no less than twelve (12) months and on terms no less favorable to the Executive as those in effect at such expiration under the Agreement, then, notwithstanding the foregoing provisions of paragraph 3(a), Executive shall as of the termination of Executive's employment become vested in the shares of Restricted Stock and in his Option rights to all of the Option Stock, and become owner of the Restricted Shares and (subject to the conditions described below) such Option rights free of all restrictions otherwise imposed by this Agreement (other than transfer or other restrictions imposed by the Plan, the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto), prior to the date the Restricted Stock and such Option rights would otherwise become vested; provided, however, that any exercise of Option rights pursuant to such a Triggering Termination must be performed by the Executive within ninety (90) calendar days after the date of such Triggering Termination or will be forfeited by the Executive. If a Triggering Termination occurs because the Company declines to extend or renegotiate this Agreement with Executive at the end of its term, then the effective date of such Triggering Termination shall be the date on which the term of the Agreement expires or Executive's termination of employment if later. In the event of any termination or expiration of Executive's employment with the Company other than pursuant to a Triggering Termination, any Option Stock or Restricted Stock that has not vested on the date such termination or expiration occurs shall be forfeited by the Executive. All Option Stock and Restricted Stock shall be subject to any restrictions imposed by the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto.

         4. ADDITIONAL OPTIONS TO PURCHASE STOCK. Beginning on a date in 2002 to be determined by the Company and subject to vesting requirements to be determined by the Company for its senior executives and the approval of said Incentive Compensation Committee, Executive shall, for so long as he is employed pursuant to the Agreement, be awarded an annual targeted stock option grant (the "Annual Grant") of between 25,000 and 30,000 shares of the Company's common stock. The Annual Grant shall, if feasible, be submitted for consideration to said Incentive Compensation Committee at its May meeting each such year. Subject to share availability and the approval of said Incentive Compensation Committee, the Annual Grant may be increased at the discretion of the Company's Chairman. If any Annual Grant or portion of Annual Grant is scheduled to vest within ninety (90) calendar days after a Triggering Termination (as that term is defined in Paragraph 3 of this Addendum), such Annual Grant or portion of Annual Grant shall vest as scheduled notwithstanding such Triggering Termination, provided, however, that any exercise of option rights obtained pursuant to such a vesting must be performed by the Executive within ninety (90) calendar days after such Triggering Termination. Except as provided in the immediately foregoing sentence, any Annual Grant or portion of Annual Grant that has not vested on the effective date of any termination or expiration of Executive's employment with the Company shall be forfeited by the Executive. All rights of Executive with respect to the Annual Grant shall be subject to the terms of the Plan.

         5. EFFECTIVE DATE. Any term or provision contained in this Addendum to the contrary herein notwithstanding, the terms and provisions of this Addendum and all rights and/or options granted herein shall be subject to the provisions of the Plan and to the prior review and approval of the Incentive Compensation Committee of the Company's Board of Directors.

         6. APPLICATION OF IRC SECTION 162(m). In the event the Executive is or becomes a proxy-named executive or the Company in relation to the Executive is otherwise subject to the provisions of Section 162(m) of the Internal Revenue Code, the Company may defer the payment of all compensation to which Executive is entitled pursuant to this Addendum or the Agreement or otherwise take all measures, the Company reasonably deems necessary or advisable to comply with said Section 162(m) of the Internal Revenue Code or any successor provision with respect to deductibility of executive compensation. All deferred compensation will be credited to the Executive's SES-CAP account and shall be subject to the terms thereof.

         7. ENTIRE AGREEMENT. Subject to the Employment Agreement to which this Addendum is attached as an addendum thereunder, this addendum, in conjunction with the Agreement in its entirety, contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, regarding such subject matter, whether written or oral, and may only be amended by an agreement in writing signed by the parties thereto.

         8. NO EFFECT ON AGREEMENT. Except as otherwise specifically set forth in this Addendum, all terms and conditions contained in the Agreement of which this Addendum is made part are and shall remain unmodified hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date set forth hereinabove.

CNA FINANCIAL CORPORATION                   STEPHEN W. LILIENTHAL

By:
   ---------------------------------        ------------------------------------

Title:
      ------------------------------